Exhibit (h)(1)(v)

Amendment No. 4 to Second Amended and Restated Administration Agreement

This Amendment No. 4 to Second Amended and Restated Administration Agreement (this “Amendment”), dated May 21, 2008 between Westcore Trust, a Massachusetts business trust (the “Trust”), Denver Investment Advisors LLC, a Colorado limited liability company (“DIA”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust, DIA and ALPS entered into a Second Amended and Restated Administration Agreement dated January 1, 2006, as amended (the “Agreement”); and

WHEREAS, ALPS, DIA and the Trust wish to amend the Agreement to include a new series of the Trust named the Micro-Cap Opportunity Fund.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         The second WHEREAS clause of the Agreement shall be deleted in its entirely and replaced with the following:

“WHEREAS, pursuant to that certain Amended and Restated Administration Agreement, dated as of November 1, 2000 (the “Former Administration Agreement”), among the Trust, DIA and ALPS, as amended by Amendments dated January 15, 2003, May 23, 2003 and September 20, 2004 (collectively, the “Amendments”), the Trust has retained the Administrators to provide, as co-administrators, certain administration services with respect to the Trust’s Colorado Tax-Exempt Fund, Plus Bond Fund (formerly known as the Intermediate-Term Bond Fund), Flexible Income Fund (formerly known as the Long-Term Bond Fund), Growth Fund (formerly known as the Growth and Income Fund and the Equity Income Fund), MIDCO Growth Fund, Blue Chip Fund (formerly known as the Modern Value Equity Fund), Small-Cap Opportunity Fund, Small-Cap Value Fund, Mid-Cap Value Fund (formerly known as the Mid-Cap Opportunity Fund), Select Fund, International Frontier Fund and Micro-Cap Opportunity Fund.”

2.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By: /s/ Jasper R. Frontz	By: /s/ Jeremy O. May
Name: Jasper R. Frontz	Name: Jeremy O. May
Title: Treasurer	Title: Managing Director

DENVER INVESTMENT ADVISORS, LLC

By: /s/ Todger Anderson
Name: Todger Anderson
Title: Chairman